Exhibit 99.1

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three Months Ended March 31, 2016

HOUSTON, Texas – April 28, 2016 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2016.  The Company reported a net loss of $70.5 million, or $0.48 per share, for the first quarter of 2016, compared to net income of $9.1 million, or $0.06 per share, for the quarter ended March 31, 2015.  Revenues for the first quarter of 2016 were $269 million, compared to $658 million for the first quarter of 2015.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “During the first quarter, our rig count averaged 71 rigs in the United States and three rigs in Canada, compared to the fourth quarter average of 88 rigs in the United States and three in Canada.  For the month of April, we expect our average rig count will be 56 in the United States, and in Canada we expect a minimal number of operating days due to the industry downturn and spring breakup.”

Mr. Hendricks added, “We recognized $16.8 million of revenues related to early contract terminations in our drilling business during the first quarter.  These early termination revenues positively impacted our total average rig revenue per day of $25,340 by $2,520.  Excluding early termination revenue from both the fourth and first quarters, total average rig revenue per day during the first quarter would have been $22,820 compared to $23,140 in the fourth quarter.

“Total average rig operating costs per day during the first quarter decreased $490 to $12,150 from $12,640 in the fourth quarter.  This decrease is due in part to a reduction in our workers’ compensation reserves, resulting from our strong and consistent operational record.  In addition, the proportion of rigs on standby increased during the quarter, further reducing the average rig operating costs per day as rigs on standby have very little associated cost.  Total average rig margin per day, excluding the positive impact from early termination revenues in both the fourth and first quarters, increased to $10,660 during the first quarter, from $10,500 during the fourth quarter.

“As of March 31, 2016, we had term contracts for drilling rigs providing for approximately $580 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 43 rigs operating under term contracts during the second quarter, and an average of 40 rigs operating under term contracts during the remaining three quarters of 2016.  We also expect approximately $5 million of early termination revenues during the second quarter.

“In pressure pumping, industry activity decreased further in the first quarter, and pricing remains unsustainable.  We believe it is prudent to be disciplined in the use of our assets and have chosen to stack horsepower rather than operate the equipment at pricing levels that do not generate acceptable cash flow.  With the lower activity levels and our stacking of horsepower during the first quarter, pressure pumping revenues decreased 27% to $96.3 million from $132 million in the fourth quarter.  Gross margin as a percentage of revenues decreased to 8.8% during the first quarter from 10.4% in the fourth quarter.  Pressure pumping Adjusted EBITDA was $5.6 million in the first quarter compared to $10.9 million in the fourth quarter,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “We believe the U.S. rig count is beginning to stabilize as crude oil prices have improved from the cyclical lows reached in the first quarter.  The outlook for crude oil prices remains uncertain with numerous economic and geopolitical concerns.  For this reason, visibility into the timing of a recovery remains limited, and we do not believe current oil prices in the mid-$40s are sufficient to support a meaningful increase in U.S. drilling activity.

“Despite limited visibility into a recovery, we remain optimistic about a recovery in our cyclical industry.  The severe downturn in the rig count has brought the U.S. rig count to the lowest level in more than 65 years.  We believe this unprecedented low level of U.S. drilling activity will further reduce U.S. oil production and help to balance oil supply and demand.  At Patterson-UTI, we remain focused on operational execution and preserving the strength of our balance sheet.

“Our cash position in the quarter improved by more than $73 million to $187 million, and our revolver remains undrawn.  To further improve our liquidity position in advance of the opportunities arising from a cyclical recovery, we have elected to reduce our quarterly dividend to $0.02 per share, which should save the Company approximately $47 million on an annual basis,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, to be paid on June 23, 2016, to holders of record as of June 9, 2016.

The financial results for the three months ended March 31, 2016 include a pretax non-cash charge of $2.2 million ($1.5 million after-tax or $0.01 per share) related to the impairment of certain oil and natural gas properties.

All references to "net income per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended March 31, 2016, is scheduled for today, April 28, 2016, at 9:00 a.m. Central Time. The dial-in information for participants is 866-841-7265 (Domestic) and 704-908-0463 (International).  The passcode for both numbers is 51014956.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada.  Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; decline in, and ability to realize, backlog; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; governmental regulation; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company's web site at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
REVENUES	$268,939	$657,699
COSTS AND EXPENSES
Direct operating costs	170,801	428,333
Depreciation, depletion, amortization and impairment	176,770	175,382
Selling, general and administrative	17,972	20,537
Other operating (income) expense, net	(1,345)	9,344

Total costs and expenses	364,198	633,596

OPERATING INCOME (LOSS)	(95,259)	24,103

OTHER INCOME (EXPENSE)
Interest income	110	283
Interest expense	(10,800)	(8,541)
Other	16	—

Total other expense	(10,674)	(8,258)

INCOME (LOSS) BEFORE INCOME TAXES	(105,933)	15,845
INCOME TAX EXPENSE (BENEFIT)	(35,430)	6,720

NET INCOME (LOSS)	$(70,503)	$9,125

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.48)	$0.06
Diluted	$(0.48)	$0.06
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145,770	144,983

Diluted	145,770	145,745

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015
Contract Drilling:
Revenues	$168,659	$401,478
Direct operating costs	$80,898	$212,810
Margin (1)	$87,761	$188,668
Selling, general and administrative	$1,758	$1,438
Depreciation, amortization and impairment	$121,099	$118,832
Operating income (loss)	$(35,096)	$68,398

Operating days – United States	6,425	14,827
Operating days – Canada	232	693
Operating days – Total	6,657	15,520

Average revenue per operating day – United States	$25.27	$25.87
Average direct operating costs per operating day – United States	$11.85	$13.50
Average margin per operating day – United States (1)	$13.42	$12.37
Average rigs operating – United States	71	165

Average revenue per operating day – Canada	$27.15	$25.76
Average direct operating costs per operating day – Canada	$20.63	$18.18
Average margin per operating day – Canada (1)	$6.53	$7.58
Average rigs operating – Canada	3	8

Average revenue per operating day – Total	$25.34	$25.87
Average direct operating costs per operating day – Total	$12.15	$13.71
Average margin per operating day – Total (1)	$13.18	$12.16
Average rigs operating – Total	73	172

Capital expenditures	$11,880	$157,422

Pressure Pumping:
Revenues	$96,313	$249,721
Direct operating costs	$87,813	$212,725
Margin (2)	$8,500	$36,996
Selling, general and administrative	$2,889	$5,093
Depreciation, amortization and impairment	$49,570	$46,919
Operating loss	$(43,959)	$(15,016)

Fracturing jobs	83	216
Other jobs	158	618
Total jobs	241	834

Average revenue per fracturing job	$1,132.71	$1,097.87
Average revenue per other job	$14.54	$20.36
Average revenue per total job	$399.64	$299.43
Average costs per total job	$364.37	$255.07
Average margin per total job (2)	$35.27	$44.36
Margin as a percentage of revenues (2)	8.8%	14.8%

Capital expenditures and acquisitions	$7,552	$75,810

Oil and Natural Gas Production and Exploration:
Revenues – Oil	$3,357	$5,864

Revenues – Natural gas and liquids	$610	$636
Revenues – Total	$3,967	$6,500
Direct operating costs	$2,090	$2,798
Margin (3)	$1,877	$3,702
Depletion	$2,531	$4,900
Impairment of oil and natural gas properties	$2,201	$3,364
Operating loss	$(2,855)	$(4,562)

Capital expenditures	$1,528	$7,592

Corporate and Other:
Selling, general and administrative	$13,325	$14,006
Depreciation	$1,369	$1,367
Other operating (income) expense, net	$(1,345)	$9,344

Capital expenditures	$341	$642
Total capital expenditures	$21,301	$241,466

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	March 31,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2016	2015
Cash and cash equivalents	$186,557	$113,346
Current assets	$494,211	$486,536
Current liabilities	$313,384	$307,649
Working capital	$180,827	$178,887
Current portion of long-term debt	$76,970	$63,267
Borrowings under revolving credit facility	$—	$—
Other long-term debt	$764,559	$787,900

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2016	2015
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income (loss)	$(70,503)	$9,125
Income tax expense (benefit)	(35,430)	6,720
Net interest expense	10,690	8,258
Depreciation, depletion, amortization and impairment	176,770	175,382

Adjusted EBITDA	$81,527	$199,485

Total revenue	$268,939	$657,699
Adjusted EBITDA margin	30.3%	30.3%

Adjusted EBITDA by operating segment:
Contract drilling	$86,003	$187,230
Pressure pumping	5,611	31,903
Oil and natural gas	1,877	3,702
Corporate and other	(11,964)	(23,350)

Consolidated Adjusted EBITDA	$81,527	$199,485

(1)

Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measures of net income (loss) or operating cash flow.

PATTERSON-UTI ENERGY, INC.

Impact of Early Termination Revenues

(unaudited, dollars in thousands)

	2016	2015
	First	Fourth
	Quarter	Quarter
Contract drilling revenues	$168,659	$202,276
Operating days - Total	6,657	8,344
Average revenue per operating day - Total	$25.34	$24.24
Early termination revenues - Total	$16,776	$9,173
Early termination revenues per operating day - Total	$2.52	$1.10
Average revenue per operating day excluding early termination revenues - Total	$22.82	$23.14
Direct operating costs - Total	$80,898	$105,472
Average direct operating costs per operating day - Total	$12.15	$12.64
Average margin per operating day excluding early termination revenues - Total	$10.66	$10.50

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2016	2015
	First	Fourth
	Quarter	Quarter

Pressure pumping revenues	$96,313	$131,702
Direct operating costs	87,813	117,943
Margin	8,500	13,759
Selling, general and administrative	2,889	2,855
Adjusted EBITDA	$5,611	$10,904
Margin as a percentage of revenues	8.8%	10.4%

Patterson-UTI Energy, Inc.

Impact of Non-Cash Charge

Three Months Ended March 31, 2016

(unaudited, dollars in thousands, except per share amount)

Impairment of oil and natural gas properties	$(2,201)

Effective tax rate	33.4%

After tax amount	$(1,466)

Weighted average number of common shares outstanding - diluted	145,770

Non-cash charge per share - diluted	$(0.01)